                                                                    EXHIBIT 10.4

Certain portions of this Exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (the "Commission"). The omitted portions have been separately filed with the Commission and marked in this Exhibit by replacing the omitted portions with asterisks.



                            EGG SUPPLY AGREEMENT #1
                                    BETWEEN
                                GOLDEN OVAL EGGS
              (A DIVISION OF MIDWEST INVESTORS OF RENVILLE, INC.)
                                      AND
                                 PRIMEGG, LTD.

         THIS SUPPLY AGREEMENT ("Agreement") is entered into to be effective by 5/1/97, by and between Golden Oval Eggs, a division of Midwest Investors of Renville, Inc., a Minnesota cooperative association ("Golden Oval") and Primegg, Ltd., a Delaware corporation ("Primegg").

                                    RECITALS

         A. Golden Oval is in the business of, among other things, producing and processing eggs from layer-hens maintained at its egg laying facilities. Primegg is in the business of, among other things, producing and supplying processed egg products, including dried products.

         B. Golden Oval and Primegg have conducted business with each other under an agreement entitled "Egg Supply Agreement between Midwest Investors of Renville, Inc. and Primegg, Ltd." effective November 15, 1994 ("the Original Agreement").

         C. During 1996, Golden Oval and Primegg held numerous discussions regarding the original agreement and this agreement reflects the results of those discussions and provides an improved framework for building a long term association between the two companies.

         D. Since May 13, 1996, Primegg has provided Golden Oval with the opportunity to supply Egg Products in Position Sales and Golden Oval has taken a position in such sales.

         E. Golden Oval and Primegg acknowledge that the egg industry is cyclical and that at times, sale prices for egg products may be at levels that are not consistent with the profit goals of either company.

         F. Both parties believe that, over the term of this Agreement, opportunities will exist under the provisions of this Agreement that will enable Golden Oval to realize a fair price for its eggs and will enable Primegg to maintain its position as a stable primary producer of dried Egg Products to its customers at competitive prices.

         G. Primegg desires to purchase liquid eggs from Golden Oval and Golden Oval desires to sell liquid eggs to Primegg upon the terms and conditions set forth in this Agreement.

         IN CONSIDERATION of the foregoing and the undertakings described in this Agreement, Golden Oval and Primegg agree as follows:

         1.00 TERM OF AGREEMENT

         1.01 INITIAL TERM. Unless this Agreement is terminated by either Golden Oval or Primegg pursuant to the provisions of Paragraphs 1.05, or 5.01 of this Agreement, the initial term of this Agreement (the "Initial Term") shall begin on the effective date of this Agreement stated above, and shall continue until midnight, C.S.T. November 15, 2001.

         1.02 TERMINATION OF INITIAL TERM. Either Golden Oval or Primegg may notify the other in writing on or before November 15, 1999 (which is two years prior to the expiration date of the Initial Term) that the party desires not to extend the term of this Agreement beyond the Initial Term. If the termination notice is given under this paragraph this Agreement terminates at the end of the Initial Term.

         1.03 EVERGREEN EXTENSION TERMS. Unless the Initial Term is terminated as provided in Paragraph 1.02, the Initial Term shall automatically be renewed for successive one (1) year periods until terminated pursuant to Paragraph 1.04.

         1.04 TERMINATION. This Agreement may be terminated by either party effective as of the end of any one (1) year extension by either party giving written notice of termination ("Termination Notice") to the other party at least two (2) years prior to the end of the applicable extension period. To terminate the Agreement for any one year extension period, the terminating party shall give the Termination Notice to the other party between May 15 and October 15 two (2) years prior to the proposed termination date. After a properly given Termination Notice, the Agreement shall terminate as of Midnight CST on November 15 of the second year after notice is given. For example, to terminate this Agreement on November 15, 2002, the terminating party must give a written Termination Notice to the other party between May 15, 2000 and October 15, 2000.

         1.05 VOLUNTARY TERMINATION. This Agreement may be voluntarily terminated by either party pursuant to the provisions of section 5.01 (b).

         2.00 PAYMENT OF PURCHASE PRICE AND ANNUAL PRICING REVIEWS. During the term of this Agreement, Golden Oval shall produce, process, deliver, and sell liquid eggs to Primegg and Primegg shall purchase and receive liquid eggs from Golden Oval upon the following terms and conditions:

         2.01 SALES VOLUME OF LIQUID EGGS.


              (a) Required Sales and Purchases. Primegg shall purchase from Golden Oval and Golden Oval shall deliver to Primegg an amount equal to 71,200 pounds of liquid egg per day for each month. Prior to the beginning of each month, Golden Oval will notify Primegg as to any shortfall or surplus liquid that it expects to deliver during the next month.

              (b) Shortfall of Product. Golden Oval shall make arrangements to correct any shortfall for any month by replacing deliveries from another acceptable source for the month as necessary.

         2.02 SOLIDS DETERMINATION.

              (a) Egg Product Types. Golden Oval will ship liquid eggs, at its own expense, to Primegg's drying facilities at Perham, Minnesota and Cameron, Wisconsin as Primegg shall direct. The Net Weight of Golden Oval liquid eggs shall be determined on the basis of solids for the following three types of liquid egg products: (1) egg whites; (2) egg yolks; and (3) whole eggs (herein referred to collectively as "Egg Products").

              (b) Documentation of Egg Product Solids ftom Liquid Eggs Received. To document the Egg Product solids for the three different types of liquid Egg Products received by Primegg from Golden Oval hereunder, each week Primegg will provide Golden Oval with a listing of tankers received at Primegg's drying facilities and the solid content of the tanker by Egg Product type. Primegg will pay Golden Oval based on the total amount of Egg Product solids (in pounds) received by Primegg from Golden Oval as provided in Section 3.

         3.00 PURCHASE PRICE FOR EGG PRODUCTS.

         3.01 PRIORITY OF SALES. Payment by Primegg to Golden Oval will be based on the dried whole egg, egg yolk and egg whites ("dried Egg Products solids") sold by Primegg in the following three types of sales and in the following order of priority: (1) sales of dried Egg Product solids in which Golden Oval has taken a position, (herein referred to as "Position Sales"); (2) sales of liquid Egg Products (herein referred to as "Liquid Sales"); and (3) other "spot" sales of dried Egg Product solids, which are for smaller amounts (generally less than 40,000 pounds) and for irnmediate shipment (herein referred to as "Non-Position Sales").

         3.02 POSITION SALES.


(a) Taking A Position. Primegg shall identify and communicate all significant sales to a particular customer ("Designated Customer Sales") for each type of dried Egg Product solids (dried whole egg, egg yolk and egg whites) which sales generally shall be greater than 40,000 pounds, and Primegg will offer Golden Oval the opportunity to take a position in the Designated Customer Sales for some or all of the dried Egg Product solids consistent with the projected receipt of liquid Egg Products to be received from Golden Oval during the time frame of the particular Designated Customer Sale. A "Position Sale" will occur
when Golden Oval accepts the offer to supply an agreed upon     percentage of
the dried Egg Product solids of a particular Designated Customer Sale. Golden Oval will be offered positions by Primegg through delivery of sales information outlining the Designated Customer Sale and a Position Sale confirmation form by facsimile. Golden Oval may accept the offer to take a position in any Designated Customer Sales by signing or initialing the Position Sale confirmation form and delivering it by facsimile to Primegg. If no response is received within 3 business days, the offer to take a position in the Designated Customer Sale will be deemed accepted by Golden Oval.

              (b) Price. The price to be paid by Primegg to Golden Oval for a Position Sale shall be equal to (a) the price received by Primegg from the Designated Customer Sale, minus (b)(i) Primegg's contribution charge (under section 3.06 of this Agreement) and (ii) any out-of-pocket commission and/or freight incurred by Primegg.

              (c) Documentation of Position Sales. Payment for the dried Egg Product solids produced from Golden Oval's liquid eggs will be set forth by the type of dried Egg Product solids sold by Primegg in the Designated Customer Sales in which Golden Oval has taken a position. Such reports shall accompany payments made by Primegg to Golden Oval for its liquid eggs. As new Designated Customers Sales are made by Primegg and Position Sales are taken by Golden Oval, the new Designated Customer Sales and Golden Oval's Position Sales therein will be added to the report for each type of dried Egg Product solids based on the month in which the shipment of the Golden Oval dried Egg Product solids is expected to be made by Primegg. As liquid eggs are received by Primegg from Golden Oval each month, the Position Sales identified for that month will be used first in calculating the amount of the payment to Golden Oval for the dried Egg product solids content of its liquid eggs. Primegg will provide monthly shipping reports of dried Egg Product solids identifying Position Sales separately from Non-Position sales.

              (d) Excess Position Sales. If the dried egg product solids in golden oval's Position Sales exceed the amount of dried Egg Product solids delivered by golden oval TO Primegg in any one month, the unused Position Sales will be filled first during the subsequent month.

         3.03 SALES OF LIQUID EGG PRODUCTS.

              (a) Liquid Sales. If the Egg Product solids delivered to
Primegg by Golden Oval are in excess of the Golden Oval Egg Products solids used in Position Sales in a month, Liquid sales, if any, will then be used to determine the payment owed to Golden Oval for such additional Egg Product solids. Golden Oval will participate in Liquid Sales made by Primegg based on the monthly average percentage of each type of liquid Egg Products delivered by Golden Oval in relation to the total liquid Egg Products produced by Primegg each month. Purchases of liquid Egg Products by Primegg from other sellers shall not affect this calculation.

              (b) Price. The price paid Golden Oval for the Liquid Sales will be the gross price received by Primegg for such Liquid Sales less (i) a
* per pound sales fee for Primegg and (ii) any freight or other commission expenses associated with the Liquid Sales.

              (c) Conversion to Solids. In making the settlement for all Egg Product solids provided through Liquid Sales for a month, the Liquid Sales will be converted to Egg Product solids based on the following standard solid factors: (1) Yolk - 43.6 percent, (2) Egg whites - 11.8 percent; and (3) Whole eggs - 24.2 percent. Golden Oval and Primegg recognize that actual solids may vary slightly from these standards, but both parties agree the difference is not significant enough to warrant using actual results in the calculation of payment amounts.

* Information omitted pursuant to a request for confidential treatment filed with the Commission. The omitted material has been filed separately with the Commission.

\
              (d) Example. As an example, assuming that Golden Oval provides
45 percent of the total liquid egg yolk solids produced by Primegg during a month, Golden Oval would receive payment based on 45 percent of the liquid yolk solids sold in Liquid Sales for the month. If 900,000 pounds of liquid yolk solids are sold by Primegg during the month in question, Golden Oval's share would be 405,000 pounds (45% of 900,000 pounds). If the average sales price for the liquid is $0.80 per pound, the rate used to compensate Golden Oval for its portion of these Liquid Sales would be $0.79 per pound less any freight or other commission expenses associated with the sale. The amount of dried Egg Product solids attributable to the Liquid Sales (43.6% of 405,000 liquid pounds or 176,580 pounds of dried egg yolk) shall be subtracted from the dried Egg Product solids received by Primegg hereunder.

         3.04 NON-POSITION SALES. If the Egg Product solids delivered by Primegg to Golden Oval are in excess of the Golden Oval dried Egg Product solids used in Position Sales and Liquid Sales, the purchase price for the remaining Egg Product solids will be equal to the average sales price of Non-Position Sales of each type of dried Egg Product solids shipped by Primegg during the month less (i) Primegg's Contribution Charge and (ii) any freight or other commission expenses associated with the Non-Position Sale. At the end of each month, Primegg shall provide Golden Oval with a report separately identifying all Position Sales and Non-Position Sales that were shipped for the month showing how the average sale price of the Non-Position Sales was determined.

         3.05 LEVEL OF FUTURE POSITION SALES. The parties acknowledge that the amount of Position Sales accepted by Golden Oval may vary from time to time, but overall the parties will endeavor to maintain Position Sales at least at the * level annually for the Egg Product solids supplied by Golden Oval.

         3.06 CONTRIBUTION CHARGE ADJUSTMENT. Primegg's Contribution Charge will be determined based on the factors set forth in Exhibit A and may be adjusted once a year during the term of this Agreement based on changes that occur in the variable cost components of the Contribution Charge that are beyond Primegg's control and reflected generally in the industry. Any adjustment shall be effective when reasonably documented in writing by Primegg to Golden Oval.

         The base Contribution Charge is based on the costs in effect in * (the "Base Year") as follows:

              Base Year
              ---------
                  *

        The Contribution Charge was changed as follows *

* Information omitted pursuant to a request for confidential treatment filed with the Commission. The omitted material has been filed separately with the Commission.

         *


         The base year for determining future adjustments shall continue to be the year beginning *

         Under no circumstances shall an increase in Primegg's fixed production costs cause a proportional increase in the Contribution Charge.

         3.07 PAYMENT. Primegg will pay weekly for eggs received from Golden Oval no later than 30 days after the date of delivery. To ease the process of making payments, advances will be made by Primegg to Golden Oval throughout the month and a final settlement check will be provided once information is fully available on all sales made for a particular month. In the event both parties want to build inventories because of favorable market conditions, Golden Oval may extend payment terms beyond 30 days provided Primegg documents the higher inventory levels and the need for extended terms.

         4.00 FULL DISCLOSURE OF FINANCIAL INFORMATION. Primegg and Golden Oval shall provide full confidential disclosure of their financial conditions to each other on a periodic basis as they may agree, but not less than on an annual basis. Full disclosure will include balance sheet and income statements, weekly shipping and sales reports showing amounts necessary to make all calculations under this agreement, production reports, inventory levels, accounts receivable information, market information, and any other information which both parties agree is appropriate for a full understanding of the financial aspects relating to this Agreement. In addition, Primegg shall provide Golden Oval with copies of its list of brokers and commission schedules. In the event additional brokers are added, Golden Oval will be made aware of such addition and will be provided a complete explanation of the appropriateness of such addition. This information may be shared, as necessary on a confidential basis, with the lending institutions for each party. This information will be maintained as confidential as provided in Paragraph 10.00.

         5.00 TERMINATION.

         5.01 CONDITION FOR TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned as follows:

              (a)     Mutual Consent. By mutual consent of the parties; or

                                      6
* Information omitted pursuant to a request for confidential treatment filed with the Commission. The omitted material has been filed separately with the Commission.

              (b) Material Changes in the Marketplace. By voluntary termination by either of the parties, where material changes in the marketplace affecting production costs and/or prices of goods related to this Agreement causes either party to incur significant and recurring losses under the terms and conditions of this Agreement as measured by generally accepted industry standards; either party may terminate this Agreement by giving the other party 180 days advance notice accompanied by an early termination payment equal to $500,000 (referred to herein as the "Early Termination Payment". Such voluntary termination shall not be effective unless accompanied by the Early Termination Payment. Both parties shall continue to perform under this Agreement until the effective date of the termination, or

              (c) Upon Default. By either of the parties upon material breach of any material term of this Agreement by the other party (exclusive of any material breach caused by the events described in Paragraph 6.00) which is not cured within a commercially reasonable time after receiving written notice from the non-breaching party to cure such breach. The party giving notice shall state the commercially reasonable time period for cure in the notice. If the breaching party disagrees with the duration of the cure period, the breaching party shall give a response notice in writing to the non-breaching party stating why the duration of the cure period is not commercially reasonable. If the breaching party and non-breaching party cannot reasonably agree upon the duration of the cure period, the parties shall resolve the dispute as provided in Paragraph 9.00. If the breach is not cured by the breaching party prior to the expiration of the agreed upon cure period, the breaching party shall be deemed to be in default of this Agreement and the nondefaulting party shall have the option to terminate this Agreement upon giving the breaching party 180 days notice of termination. The parties shall continue to perform and be entitled to recover damages as provided in Paragraph 7.00; or

              (d) Force Majeure. By either party if it is unable to perform its obligations under this Agreement as a result of an occurrence or event described in Paragraph 6.00.

         5.02 NOTICE AND ENFORCEMENT BY INJUNCTION. Prior to the effective date of termination under paragraphs 5.00 (b) or (c), the parties agree to perform their respective obligations hereunder, and this Agreement may be enforced by either party obtaining a mandatory injunction against the party refusing to perform during the 180 day period whether or not the Early Termination Payment is paid under paragraph 5.00 (b) or payment of damages is offered or paid under paragraph 5.00 (c). In the event either party is required to seek an injunction to enforce performance under this Agreement, the other party shall be responsible for all costs in obtaining the injunction, including all attorney's fees.

         5.03 TERMINATION DOES NOT ACT AS WAIVER. Termination of this Agreement by Primegg or Golden Oval shall not act as a waiver of any other rights either Primegg or Golden Oval may have against each other under the terms of this Agreement or applicable law.

         6.00 FORCE MAJEURE. Golden Oval will exercise reasonable diligence to assure the prompt shipment of eggs to Primegg, and Primegg will exercise reasonable diligence in taking delivery of eggs from Golden Oval, but neither Golden Oval nor Primegg shall be liable to the other for any delay of performance due to causes beyond its control, including without limitation, fire, epidemics, floods, accidents, delays in transportation, shortage of transportation vehicles, shortages of fuel or other materials, war, riot, civil commotion, radiological contamination, blockades, embargoes, acts or demands or requirements of the United States or any other country, state, municipality or governmental body, restraining order of any court, acts of God or other force majeure. This provision is a limitation on the right to collect damages only and is not intended to restrict in any way the rights of termination contained elsewhere in this Agreement.

         7.00 DAMAGES IN THE EVENT OF TERMINATION RESULTING FROM BREACH. In the event this Agreement is terminated under section 5.00 (b) or is terminated by the nondefaulting party under section 5.00 (c), the party voluntarily terminating or the breaching party will compensate the other party by paying:
(1) $500,000 ($.50 per layer hen for 1,000,000 layers) or (2) the actual damages incurred by the nonbreaching or nonterminating party, if actual damages are greater. Such amount shall be due and payable upon demand by the party entitled to the payment.

         8.00 RIGHT OF FIRST REFUSAL. If Golden Oval increases its production capacity at the Renville facility beyond two million layer-hens during the term of this Agreement, Golden Oval shall offer Primegg the first option to enter into an agreement to purchase all or a portion of the additional eggs produced at the Renville facility upon substantially the same terms and conditions which Golden Oval proposes to sell such additional egg output to any other person. This option shall exist for thirty (30) days after notification is sent by Golden Oval containing the offer unless otherwise agreed to in writing by the parties. Thereafter, Golden Oval shall not offer to sell any portion of the additional egg production to any other purchaser upon terms and conditions substantially differing from the terms and conditions first offered to Primegg.

         In the event the current owners of Primegg, which is Cham Foods (Israel) Ltd., decide to sell all of the assets or stock of Primegg to any third person not currently associated directly or indirectly with the current ownership of Cham Foods (Israel) Ltd. or the families of the current owners, Golden Oval will be given the right of first refusal to purchase all of such assets or stock upon the same terms and conditions which Primegg proposes to sell such assets or stock to any third person. This right of first refusal shall exist for thirty days after written notification by Primegg to Golden Oval unless otherwise agreed in writing by the parties. Thereafter, Primegg shall not offer to sell such assets or stock to any third person upon terms or conditions materially different from the terms and conditions first offered to Golden Oval.

         In the event the parties desire to clarify the terms of these rights of first refusal, they shall enter into a separate agreement outlining such terms.

         9.00 ALTERNATIVE DISPUTE RESOLUTION. Except for a claimed breach of delivery of eggs by Golden Oval or payment for eggs or liquid eggs by Primegg to which Golden Oval and Primegg respectively retain their rights to access to the courts for appropriate injunctive relief, any and all claims, disputes, controversies, and other matters arising out of or relating to this Agreement, including but not limited to the formation (including any claim as to fraud in the inducement), breach, performance, interpretation, or termination of this Agreement shall be settled by mediation or, if mediation is unsuccessful, by binding arbitration in accordance with the following procedure; provided however that except where clearly prevented by the area in dispute, both parties agree to continue to performing their respective obligations and undertakings under this Agreement while the dispute is being resolved:

              (a) Negotiation Through Mediation. If any dispute between the parties to this Agreement is not resolved by negotiation, the parties hereby agree to endeavor to settle the dispute by mediation. The neutral party mediator will be selected from the Minnesota State Court Administrator's roster of qualified neutrals, unless the parties agree otherwise.

              (b) Termination of Mediation. Mediation shall continue until all disputes have been resolved, an impasse has been declared by the mediator, or until such time as Golden Oval or Primegg exercises their right to terminate the mediation in accordance with the provisions of Minnesota Civil Mediation Act, Minn. Stat. 572.31-572.40.

              (c) Binding Arbitration. Thereafter, any disputes which have not been resolved by mediation as provided herein shall be settled by binding arbitration as follows:

              (1) Notice. Notice of demand for binding arbitration shall be filed in accordance with the Commercial Arbitration Rules of the American Arbitration Association and served on the other party to this Agreement. In no event may notice of dispute of any kind be filed more than one (1) year after the date the claim, dispute, controversy or other matter in question arose. If such demand is not timely filed and served, the claim, dispute, controversy or other matter in question referenced in the demand shall be deemed released, waived, barred and unenforceable for all time, and barred as if by statute of limitation.

              (2) Arbitration Rules. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association and shall be conducted in Minneapolis/St. Paul, Minnesota, by a sole arbitrator.

              (3) Arbitrator Selection. The sole arbitrator shall be selected pursuant to the procedures of the American Arbitration Association and shall, if possible, be a retired or former Justice of the Minnesota Supreme Court, or a retired or former Judge of the Minnesota Court of Appeals or a Minnesota District Court, or a retired or former Judge or Magistrate of a United States District Court. If an arbitrator having the above qualifications is not available, any otherwise qualified arbitrator may be selected under the Rules of the American Arbitration Association.

                (4) Enforcement of Award. Any award rendered by the arbitrator may be entered in any court having jurisdiction thereof in accordance with the provisions of the Minnesota Uniform Arbitration Act, Minn. Stat. 572.08-572.30.

                (5) Costs of Arbitration. The costs of arbitration proceedings, including without limitation the arbitrator's compensation and expenses, hearing room charges, administrative fees, etc. shall be borne by the parties equally or otherwise as the arbitrator may determine. The arbitrator may award the party that prevails substantially in its prehearing position part or all of its reasonable attorney's fees and costs incurred in connection with the arbitration.

                10.00 CONFIDENTIALITY. Under the terms of this Agreement, each party shall submit to the other certain confidential information, including without limitation, balance sheets, income statements, production reports, inventory levels, accounts receivable information, and market information. Except as otherwise provided in this agreement, Primegg and Golden Oval agree that they will not disclose or use any such confidential information other than in connection with the execution and performance of the rights and obligations under this Agreement unless such information (1) was or is in the public domain, or (2) was, in-fact, known by Golden Oval or Primegg, as applicable, or their respective agents or representatives prior to disclosure to Primegg or Golden Oval, as applicable, or (3) becomes information generally available to the public through no act or failure to act on the part of Golden Oval or Primegg, as applicable; or (4) is required to be disclosed by order of an agency or court of competent jurisdiction with reasonable time to get a protective order.

                11.00 MISCELLANEOUS PROVISIONS.

                11.01 NOTICE. The contact persons with respect to the undertakings and agreements of Golden Oval and Primegg set forth in this Agreement shall be:

          FOR GOLDEN OVAL:

                Golden Oval
                P.O. Box 615
                Renville, MN 56284
                Attn: Mr. Dana Persson

          FOR PRIMEGG:

                Primegg, Ltd.
                612 South 8th Street
                P.O. Box 373
                Cameron, W1 54822
                Attn: Mr. Jon Luikart

          or such other person or persons as either Golden Oval or Primegg shall designate in writing to the other.

                11.02 ENTIRE AGREEMENT. This Agreement contains the entire and only agreement between Golden Oval and Primegg relating to the subject matter hereunder; and this Agreement wholly cancels, terminates and supersedes any other agreement written or verbally made or purported to have been made between Primegg and Golden Oval with respect to the supply of eggs.
                11.03 SEVERABILITY. If any of the provisions of this Agreement are in violation of or prohibited by any applicable law or regulation, such provisions shall be deemed to be amended or deleted to conform to such law or regulation without invalidating or amending or deleting any of the other provisions of this Agreement.

                11.04 AMENDMENT. No amendment or addition to or deletion from this Agreement or any of its provisions shall be binding upon Golden Oval or Primegg unless made in writing and signed by duly authorized officers of both Primegg and Golden Oval.

                11.05 THIS AGREEMENT SUPERSEDES PRIOR AGREEMENTS. This Agreement supersedes and replaces prior agreements between Golden Oval and Primegg on the effective date of this agreement. In particular this agreement supersedes and replaces the Egg Supply Agreement between Primegg and Golden Oval which became effective November 15, 1994.

                11.06 WAIVER. No departure from or waiver of or omissions to require compliance with any of the provisions of this Agreement by either Primegg or Golden Oval shall be deemed to authorize any prior or subsequent departure or waiver or permit or agree to any subsequent departure or waiver, nor shall the acceptance of eggs by Primegg constitute a waiver of any right of action which Primegg may have for breach of warranty or any other cause.

                11.07 ASSIGNMENT. Neither Primegg nor Golden Oval may assign this Agreement without the prior written consent of the other, except that no such consent is necessary with respect to Primegg's or Golden Oval's assignment to any wholly-owned subsidiary or controlled affiliate. An assignment by Primegg or Golden Oval to any wholly-owned subsidiary or controlled affiliate shall not relieve Primegg or Golden Oval from any obligation or responsibility provided for under the terms of this Agreement. Any assignment attempted without such approval shall be null and void.

                11.08 GOVERNING LAW. The parties hereby agree that this Agreement shall be construed, enforced and governed by the laws of the State of Minnesota. Specifically, Golden Oval's egg products transferred pursuant to this Agreement shall be subject to a wholesale produce dealer's trust under Minnesota Statutes 27.138.

                11.09 HEADINGS AND CAPTIONS. The headings and captions of Paragraphs, subparagraphs and clauses of this Agreement are for convenience of reference only and do not constitute a part of the Agreement.

                11.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

                IN WITNESS WHEREOF, Primegg and Golden Oval have signed this Agreement effective as of the date and year set for at the beginning of this Agreement.

MIDWEST INVESTORS OF RENVILLE, INC.
GOLDEN OVAL EGGS DIVISION                           PRIMEGG, LTD.


By: Dana Persson                                    By: Jon E. Luikart
   ------------------------------                      ------------------------

   Its: President                                      Its: President
       --------------------------                          --------------------

Date Signed:  5/1/97                                Date Signed: 5/12/97
            ---------------------                               ---------------